UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 12, 2014

Farmers Capital Bank Corporation
(Exact name of registrant as specified in charter)

Kentucky	0-14412	61-1017851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 Frankfort, KY	40602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 227-1668

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On November 21, 2014, the U.S. Department of Defense (“DOD”) announced a change effective in 2015 regarding the ability of U.S. active duty service members to use the military’s discretionary allotment system to purchase, lease, or rent personal property such as vehicles, appliances, and electronics. Farmers Capital Bank Corporation (“we” or “our”) processes payments through our subsidiary, First Citizens Bank (“First Citizens”), to unaffiliated third parties that are initiated under the military’s allotment system. Based in Elizabethtown, Kentucky, First Citizens processes payments by active duty and retired service members and DOD civilians made to third party lenders that are paid through the military allotment system. First Citizens does not provide credit to individuals under the program.

The current military discretionary allotment system allows service members to automatically direct a portion of their paycheck to financial institutions or people of their choosing to pay for various items or services. Beginning January 1, 2015, active duty service members will no longer be able to enter into new contracts to purchase, lease, or rent tangible consumer items using the military allotment system for payment. Existing contracts using the allotment system for payment will not be affected. Payments for the purpose of savings, insurance premiums, mortgage and rent payments, support for dependents, or investments are also not affected. The new restrictions do not apply to military retirees or to DOD civilians.

We have begun to analyze the potential impact of this change and believe it will affect our allotment processing volume and related revenue beginning in 2015. The ultimate impact to our total revenue and net income is difficult to predict with precision, as third party lenders and other allotment payment recipients for whom we process continue to assess the impact to their operations. Under the new DOD policy, we believe lending activity to service members by third party lenders will decline significantly as more restrictions are applied to the allotment repayment system. As a result, we anticipate that new processing volume in 2015 will decrease, resulting in a decrease in our consolidated gross revenue of approximately $1.4 million or 1.5% for 2015 compared to anticipated revenue for 2014. We estimate that our consolidated net income could decline by approximately $810 thousand in 2015 when compared to anticipated net income for 2014, after taking into account anticipated reductions in controllable allotment operating expenses and the impact of federal income taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers Capital Bank Corporation

Date: December 12, 2014	/s/ Lloyd C Hillard, Jr.
Lloyd C. Hillard, Jr.
President and Chief Executive Officer

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